UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __ )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Revised Preliminary Consent Revocation Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED) BY RULE 14A-6(E)(2)
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

SIX FLAGS, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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122 East 42nd Street
49thFloor
New York, NY 10168
212-599-4690	October 18, 2005
Fax: 212-949-6203
Dear Six Flags, Inc. Stockholder:
As a significant holder of Six Flags, Inc. common stock (NYSE: PKS), I thought you might appreciate the opportunity to review the enclosed:
• Preliminary consent revocation statement, which was filed with the SEC on October 6, 2005.
• Stockholder Presentation.

The enclosed materials detail the Company’s opposition to Red Zone LLC’s proposed solicitation of consents to remove three “non-independent” directors from Six Flags’ seven-member board and replace them with three hand-picked nominees of Red Zone as part of its integrated effort to obtain and exercise substantial influence and effective control over Six Flags.

The Board believes that Red Zone’s proposals are not in the best interests of Six Flags stockholders and urges stockholders not to sign any consent form they may receive from Red Zone. The Board is committed to the sale process that is currently ongoing, and which is designed to maximize value for all stockholders. The Board is concerned that Red Zone’s proposals could chill the interest of potential acquirers and thereby put the sale process at risk. The Board is also concerned that a change in leadership could saddle the Company with management whose proposed strategic and operational changes are, in the judgment of the Board, misguided and demonstrate significant lack of understanding of, and experience in, the theme park business. The Company’s strategic plan has yielded significantly improved performance this year and, in the Board’s judgment, has set the stage for future growth.

The Board of Directors has set October 24, 2005 as the record date for the consent solicitation. Shortly after that date, you will be receiving another consent revocation statement from Six Flags along with a consent revocation form that will allow you to revoke any consents given.

On behalf of Six Flags we thank you for your time and appreciate your giving the enclosed materials your consideration. Should you have any questions or comments please contact me or James F. Dannhauser, the Chief Financial Officer of Six Flags, Inc., at 212 599-4693; alternatively you may also contact Simon Coope or Mark Harnett of MacKenzie Partners, Inc., the proxy solicitor assisting the Company, at 212-929-5500.

Sincerely, Kieran E. Burke Chairman and CEO

Six Flags, Inc. and its directors may be deemed to be participants in the solicitation of consent revocations from stockholders of Six Flags. Information regarding the names of Six Flags’ directors and their respective interests in Six Flags by security holdings or otherwise is set forth in Six Flags’ proxy statement relating to the 2005 annual meeting of stockholders, which may be obtained free of charge at the SEC’s website at www.sec.gov and Six Flags’ website at www.sixflags.com.

Six Flags, Inc. has filed a Preliminary Consent Revocation Statement on Schedule 14A with the SEC, which is available free of charge at the SEC’s website at www.sec.gov. Investors and security holders are advised to read Six Flags’ Preliminary Consent Revocation Statement, and the Definitive Consent Revocation Statement and other materials filed by the Company related to the consent solicitation, when available, because they contain important information. Investors and security holders may obtain a free copy of the Definitive Consent Revocation Statement on Schedule 14A and all other related materials filed by the Company with the SEC (when they are filed and become available) free of charge at the SEC’s website at www.sec.gov or by contacting Mackenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, 1-800-322-2885. Six Flags, Inc. also will provide a copy of these materials without charge on its website at www.sixflags.com.